UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Cypress Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

T.J. Rodgers

J. Daniel McCraine

Camillo Martino

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

CYPRESSFIRST COMMENTS ON ONGOING PRACTICE OF EXCESSIVE COMPENSATION OF

CYPRESS SEMICONDUCTOR EXECUTIVE CHAIRMAN RAY BINGHAM

Neglecting 2016 Commitment to Increase the Number of Equity Grants Tied to Performance, Cypress Compensation Committee Awards Bingham Approximately $3.25 Million of Service-only-based Stock

SAN JOSE, C.A., March 27, 2017— In response to the recent award of 232,558 restricted stock units, currently worth approximately $3.25 million, to Ray Bingham, executive chairman of Cypress Semiconductor Corporation (NASDAQ: CY) (“Cypress” or “the Company”), Camillo Martino and J. Daniel McCranie, nominees for election to the Cypress Board of Directors at the 2017 Annual Meeting of Stockholders, and T.J. Rodgers, founder and former CEO of Cypress and the Company’s largest individual stockholder, (collectively “CypressFirst”) today issued the following statement:

“Even during a period where Ray Bingham’s excessive and unnecessary compensation is the subject of stockholder scrutiny, Cypress has awarded Mr. Bingham restricted stock units currently worth about $3.25 million. Mr. Bingham’s equity vests over three years and is contingent only on being ‘an employee in good standing of the Company through the applicable vesting date,’ which suggests that Cypress does not regard Mr. Bingham’s executive chairmanship as the temporary position it was originally defined to be.”

This grant vests quarterly in equal installments over a period of three years from the date of grant. The award was disclosed by the Company on March 22, 2017, in a filing on Form 8-K (http://cypressfirst.com/pdf/Cypress-8k.pdf) with the Securities and Exchange Commission (SEC). CypressFirst contrasted the terms of the grant to Mr. Bingham with the grants to other employees described in the same 8-K. Those grants to the Company’s Chief Executive Officer (Hassane El-Khoury), Chief Financial Officer (Thad Trent), and Executive Vice President, Operations & Technology (Dana C. Nazarian) are based both service and performance. In the case of every top officer except Mr. Bingham, the Compensation Committee, under the leadership of lead independent director Eric Benhamou, set the milestones under which participants are eligible to earn Performance-based Restricted Stock (PARS) under the 2017 PARS Program with approximately 55 percent based on performance milestones and approximately 45 percent based on service milestones. The performance-based components of the PARS grants include debt leverage, profit before tax, strategic initiatives, gross margin and revenue growth. Mr. Bingham’s award, however, is subject to none of the listed performance criteria.

“It’s hard to miss the sharp contrast between other Cypress executive officers, who must meet certain defined performance milestones as part of their equity compensation, and Mr. Bingham. To expect stockholders to finance such an extravagant compensation arrangement without submitting Mr. Bingham to the same performance standards as other executives speaks poorly as to Mr. Bingham’s commitment as an executive of the Company. And while Cypress makes equity grants to their outside directors that are not performance-based, the grants that have thus far been made to Mr. Bingham as executive chairman are more than 22 times greater than an annual grant made to one of Cypress’s outside directors.”

FOR IMMEDIATE RELEASE

Cypress shareholders are encouraged to visit www.CypressFirst.com for further information regarding Mr. Bingham’s excessive pay and conflicts of interest.

For additional information or assistance, please contact MacKenzie Partners, Inc., the firm assisting Mr. Rodgers in his solicitation of proxies:

105 Madison Avenue

New York, New York 10016

CypressFirst@mackenziepartners.com

Toll-Free (800) 322-2885

Additional Information and Where to Find It

T.J. Rodgers is the founding CEO of the Company. Rodgers, J. Daniel McCranie and Camillo Martino may be deemed to be participants in the solicitation of proxies from stockholders in connection with the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company. Rodgers, McCranie and Martino have filed a preliminary proxy statement (the “CypressFirst Proxy Statement”) and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) in connection with his solicitation of proxies for the Annual Meeting.

Rodgers owns or controls voting of 8,727,619 shares of the Company’s common stock. McCranie and Martino own 25,000 and 10,000 shares, respectively, of the Company’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, are included in the CypressFirst Proxy Statement and may be included in other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Promptly after filing the definitive CypressFirst Proxy Statement with the SEC, Rodgers, McCranie and Martino intend to mail the definitive CypressFirst Proxy Statement and a proxy card pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE CYPRESSFIRST PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT RODGERS, McCRANIE AND MARTINO HAVE FILED OR WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders may obtain, free of charge, copies of the definitive CypressFirst Proxy Statement and any other related documents filed by Rodgers with respect to the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov). In addition, copies of such materials, when available, may be requested free of charge from Rodgers’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2885 or by email: CypressFirst@mackenziepartners.com.

FOR IMMEDIATE RELEASE

Media Contacts

Abernathy MacGregor

Jeremy Jacobs / Sheila Ennis

212-371-5999 / 415-926-7961

JRJ@abmac.com

SBE@abmac.com

Investor Contacts

MacKenzie Partners

Daniel Burch / Larry Dennedy

212-929-5500

Dburch@mackenziepartners.com

ldennedy@mackenziepartners.com

About J. Daniel McCranie

J. Daniel McCranie is currently Chairman at ON Semiconductor Corp. and previously served as Non-Executive Chairman at Freescale Semiconductor, Inc. He has served on the Board of Directors at Mentor Graphics Corp. since 2012. He served on the Board of Directors of Cypress Semiconductor Corp. from 2005 through 2014. He has served as Chairman of Actel Corporation, Chairman of Virage Logic, Inc, Chairman of Xicor Corporation, and Board Director of California Microdevices, Inc. McCranie was previously employed as Executive Vice President- Sales & Applications by Cypress Semiconductor Corp., President & Chief Executive Officer by Virage Logic Corp., Vice President-Sales & Marketing by Cypress Semiconductor Corp., and Chairman, President & Chief Executive Officer by SEEQ Technology, Inc.

About Camillo Martino

Camillo Martino has served as a member of the Board of Directors of MagnaChip Semiconductor Corp. since August 2016. Martino has served as a member of the Board of Directors of VVDN Technologies, a private company, since March 2016 and as Vice Chairman of the Board of Directors of SAI Technology, Inc., a private company, since April 2015. Previously, he served as director and CEO of Silicon Image, Inc.; COO at SAI Technology Inc.; and President, CEO and Director of Cornice Inc. He also served as Executive Vice President and COO of chipmaker Zoran Corporation. His career began at National Semiconductor Corporation, where he held multiple positions over a nearly 14-year tenure at the Company.

About T.J. Rodgers

T.J. Rodgers co-founded Cypress Semiconductor Corporation in 1982 and served as the Company’s President and Chief Executive Officer until April 2016 and as a member of its Board of Directors until August 2016. He is a former chairman of the Semiconductor Industry Association (SIA) and SunPower Corp. and currently sits on the boards of directors of high-technology companies, including Bloom Energy (fuel cells), Enphase (solar energy electronics), WaterBit (precision agriculture) and Enovix (silicon lithium-ion batteries). He has been honored for his foundational support over a 20-year period

FOR IMMEDIATE RELEASE

of the Second Harvest Food Bank of Santa Clara and San Mateo Counties and the California Association of African American Educators. Rodgers received his bachelor’s degree from Dartmouth College, graduating as salutatorian with majors in chemistry and physics. He received his master’s degree and Ph.D. in electrical engineering from Stanford University. While pursuing his Ph.D. degree, Rodgers invented the VMOS process technology, which he later licensed to American Microsystems, Inc.